NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
March 10, 2006	CONTACT: Mark A. Wendel
(276) 326-9000
First Community Bancshares, Inc. Announces Branch Sales
Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com), the holding company for First Community Bank, N.A., announced today that the Bank has entered into definitive agreements with Smith River Community Bank, N. A. and Clear Mountain Bank for the sale of the Bank’s branch offices located in Drake’s Branch, Virginia, and Rowlesburg, West Virginia, respectively. At December 31, 2005, the Drake’s Branch and Rowlesburg offices held approximately $16.1 million and $10.7 million in deposits and repurchase agreements, respectively. Drake’s Branch and Rowlesburg held approximately $1.9 million and $3.2 million in loans, respectively. Both sales agreements provide for the respective assumption of the deposits and the purchase of the loans and branch banking centers.
According to CEO John M. Mendez, the sale of the Drake’s Branch and Rowlesburg offices concludes a series of branch divestitures which were prompted by an evaluation of the Company’s branch network. The transactions will provide additional capital and resources for continued expansion in the Company’s targeted growth markets in the Southeast. The Company recently announced plans for a series of new branches in Richmond, Virginia, and Winston-Salem, North Carolina.
Based on the terms of the agreements and on the deposits outstanding at December 31, 2005, the transactions are expected to result in estimated deposit premiums of approximately $726 thousand and $382 thousand from Drake’s Branch and Rowlesburg, respectively. The transactions are expected to be completed by the end of second quarter 2006, after obtaining required regulatory approvals.
First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $1.97 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-one full service banking locations, ten loan production offices, and six wealth management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank, N. A. is also the parent of Stone Capital Management, Inc., a SEC registered investment advisory firm, which offers wealth management and investment advice. The Company also offers wealth management services through its Trust & Financial Services Division, which as of December 31, 2005 manages assets with a market value of $487 million. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National Market under the symbol “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.